Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Wong
	Senior Vice President,	Senior Manager, Investor Relations
	Deputy Chief Financial Officer	(925) 965-4668
	(925) 965-4503	connie.wong@ros.com

ROSS STORES REPORTS OCTOBER SAME STORE SALES GAIN OF 4%,
RAISES THIRD QUARTER EPS ESTIMATE

Pleasanton, California, November 1, 2012 -- Ross Stores, Inc. (Nasdaq: ROST) today reported that sales increased 8% to $715 million for the four weeks ended October 27, 2012, up from $661 million in sales for the four weeks ended October 29, 2011. Comparable store sales for the month grew 4% on top of a 5% increase in the prior year.

For the quarter ended October 27, 2012, sales were $2.263 billion, up 11% over the $2.046 billion in sales for the quarter ended October 29, 2011. Same store sales for the third quarter increased 6% versus a 5% gain in the prior year.

For the nine months ended October 27, 2012, sales totaled $6.960 billion, a 12% increase over the $6.210 billion in sales for the nine months ended October 29, 2011. Comparable store sales for the nine months ended October 27, 2012 grew 7% on top of a 5% gain in 2011.

Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “With October performing at the high end of our projections, we expect to report another quarter of solid, above-plan growth in both sales and earnings. We also remain well positioned as a value retailer in the current environment, and our business continues to benefit from our ongoing ability to deliver a wide assortment of fresh and exciting name brand fashions to today’s bargain-oriented consumers.”

Mr. Balmuth continued, “Earnings per share for the 13 weeks ended October 27, 2012 are now projected to be in the range of $.71 to $.72, up slightly from our prior guidance of $.70 to $.71 mainly due to higher merchandise margin. This forecasted range compares to $.63 in earnings per share for the same period last year.”

The Company will provide detailed sales and earnings guidance for the fourth quarter ending February 2, 2013 with its third quarter earnings release and conference call on Thursday, November 15th.

Additional recorded information concerning today’s press release and the Company’s future outlook can be accessed by calling 203-369-3930, ID# 100322, from 8:30 a.m. Eastern time on November 1, 2012 through 8:00 p.m. Eastern time on November 2, 2012. A transcript of these comments is available in the Investors section of the corporate website at www.rossstores.com.

The Company plans to issue November 2012 sales results on Thursday, November 29th.

Forward-Looking Statements: This press release and the recorded comments on our corporate website contain forward-looking statements regarding expected sales, earnings levels and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The estimated earnings per share for the third quarter ended October 27, 2012 are preliminary and subject to adjustments. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; the impact from the macro-economic environment and financial and credit markets including but not limited to interest rates, recession, inflation, deflation, energy costs, tax rates and policy, unemployment trends, and fluctuating commodity costs; changes in geopolitical and geoeconomic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; and obtaining acceptable new store locations. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2011 and Form 10-Qs and 8-Ks for fiscal 2012. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, with fiscal 2011 revenues of $8.6 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,097 locations in 33 states, the District of Columbia and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 60% off department and specialty store regular prices. The Company also operates 108 dd’s DISCOUNTS® in eight states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 70% off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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